UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): February 16, 2005

GLOBAL INDUSTRIES, LTD.
(Exact name of registrant as specified in its charters)

Louisiana                                        2-56600                                                72-1212563

(State or Other Jurisdiction of             (Commission File Number)                        (I.R.S. Employer Identification No.)
Incorporation or Organization)

                8000 Global Drive                                                                70665
         P.O. Box 442, Sulphur, LA                                                     70664-0442
    (Address of Principal Executive Offices)                                                                     (Zip Code)

Registrant's Telephone Number, including Area Code: (337) 583-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On February 16, 2005, Global Industries, Ltd. issued a press release announcing its operating results for the fourth quarter and year ended December 31, 2004, a copy of which is attached as Exhibit 99.1 to this Report and incorporated by reference into this Item 2.02.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

                (a)            Financial statements of businesses acquired.

                                Not applicable.

                (b)            Pro forma financial information.

            Not applicable.

                (c)            Exhibits.
                                99.1 Global Industries, Ltd. press release dated February 16, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                GLOBAL INDUSTRIES, LTD.

Date: February 16, 2005                            By: /s/ TIMOTHY W. MICIOTTO

                                                                    __________________________
                                                                        Name: Timothy W. Miciotto
                                                                        Title: Senior Vice President/CFO

EXHIBIT INDEX

Exhibit
Number                                        Exhibit Description

99.1                                                Global Industries, Ltd. press release dated February 16, 2005.

                                                                                                                    Exhibit 99.1

                                                                                                For Immediate Release
PRESS RELEASE                                                             Contact: William J. Dore' Jr.
                                                                                                Tel: 281.529.7979

Global Industries, Ltd. Announces Operating Results for the Fourth Quarter and Year Ended December 31, 2004

Carlyss, Louisiana, (February 16, 2005) Global Industries, Ltd. (Nasdaq: GLBL) announced results for the fourth quarter and year ended December 31, 2004. Revenues were $171.2 million for the fourth quarter of 2004, an improvement of $113.3 million, or 196%, over the same period a year ago. Gross profit was $43.2 million for the quarter, an improvement of $57.2 million compared to last year's fourth quarter. Income from continuing operations, net of taxes, increased $60.4 million to $5.4 million, or $0.05 per diluted share, for the fourth quarter, as compared to a ($0.55) per share loss for the same period last year. As a result of the sale of our Liftboat Division, income from discontinued operations, net of taxes, was $16.1 million, or $0.14 per diluted share, for the fourth quarter. The Company reported diluted earnings per share of $0.19 for the fourth quarter of 2004 compared to a loss per share of ($0.55) for the comparable period in 2003.

Included in the fourth quarter 2004 results is $7.1 million of asset impairment costs, or $0.02 per diluted share, related to the impairment of two vessels and one facility. Also negatively effecting this quarter was $7.4 million, or $0.02 per diluted share, related to losses on three contracts, a customs duty reserve in our Latin America segment, and bond early retirement fees. Results from the fourth quarter of 2003 included a $33.5 million provision (pre-tax) related to an adverse ruling in the Global/GTM litigation.

Revenues for the year ended December 31, 2004 increased $4.3 million to $463.3 million from last year. Gross profit was $64.5 million in 2004, an improvement of $61.4 million compared to last year. Income from continuing operations, net of taxes, was $6.5 million, an improvement of $77.6 million. Earnings per diluted share from continuing operations were $0.06 this year compared to a loss per share of ($0.71) for the same period last year. Earnings per diluted share from discontinued operations were $0.14 in 2004 compared to $0.03 for the same period last year.

Mr. William J. Dore', Global's Chairman and Chief Executive Officer, said, "I am pleased to announce our second consecutive quarter of positive earnings in 2004. Our revenues and earnings for the quarter have increased substantially compared to the same period last year. Our diluted earnings per share of $0.05 for the fourth quarter were reduced by the effects of impairment costs of $0.02 per share and other items relating to contract losses, customs duties, and bond redemption fees totaling another $0.02 per share. In addition, during the quarter we repaid $20.3 million in MARAD bonds and reported a year-end cash balance of $143.2 million. Our efforts to streamline operations, enhance project execution, and realign our business strategies are paying off and coupled with an expected strong market should result in continued positive earnings in 2005."

Mr. Dore' further stated, "We continue to experience improvement in our Latin America market and, due to additional hurricane-related work, an increase in our U.S. Gulf of Mexico market. During the fourth quarter, we booked $254.4 million of new work resulting in a backlog of $262.0 million at December 31, 2004 as compared to a backlog of $96.2 million at the end of the same period last year. Our backlog at January 31, 2005 was $233.7 million. On February 9, 2005 we were awarded $125.0 million of new work in our Asia Pacific segment. Our bids outstanding at December 31, 2004 were approximately $1.1 billion."

The Company has conformed its segment reporting this quarter to changes in its operating management structure that became effective June 2004. The Company's Global Divers and Marine Contractors Gulf of Mexico segment has been restated for prior periods to reflect the reclassification of the Liftboat Division as discontinued operations.

A conference call will be held at 10:00 a.m. Central Standard Time on Thursday, February 17, 2005. Anyone wishing to listen to the conference call should dial 888.790.9477 or 210.234.9633 and ask for the "Global Industries Fourth Quarter" call. Phone lines will open fifteen minutes prior to the start of the call. The call will also be webcast in real time on the Company's website at www.globalind.com, where it will also be archived for anytime reference until March 4, 2005.

All individuals listening to the conference call or the replay are reminded that all conference call material is copyrighted by Global and cannot be recorded or rebroadcast without Global's express written consent.

Global Industries provides pipeline construction, platform installation and removal, diving services, and other marine support to the oil and gas industry in the Gulf of Mexico, West Africa, Asia Pacific, the Mediterranean, Middle East/India, South America, and Mexico's Bay of Campeche. The Company's shares are traded on The NASDAQ National Market under the symbol "GLBL."

This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are: industry conditions, prices of crude oil and natural gas, the Company's ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.

	Set forth are the Company's results of operations and selected balance sheet amounts for the periods indicated
	(In thousands, except per share amounts)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Results of Operations
Revenues	$171,215	$57,861	$463,331	$459,029
Cost of Operations	128,061	71,855	398,875	455,968
Gross Profit (Loss)	43,154	(13,994)	64,456	3,061
Losses on Asset Impairment	7,073	--	7,173	--
Provision for GTM Litigation	--	33,500	--	33,500
Net (Gain) Loss on Asset Disposal	(111)	1,155	(18,246)	(5,674)
Selling, General and Administrative Expenses	9,425	9,522	37,923	37,648
Operating Income (Loss)	26,767	(58,171)	37,606	(62,413)
Other Expense (Income):
Interest Expense	4,125	2,398	13,153	10,224
Other	1,365	(415)	3,291	(352)
Income (Loss) From Continuing Operations
Before Income Taxes	21,277	(60,154)	21,162	(72,285)
Income Taxes (Benefit)	15,862	(5,204)	14,640	(1,159)
Income (Loss) From Continuing Operations,
Net of Taxes	5,415	(54,950)	6,552	(71,126)
Income (Loss) From Discontinued Operations,
Net of Taxes	16,107	(421)	15,910	2,797
Net Income (Loss)	$21,522	$(55,371)	$22,432	$(68,329)

Basic Earnings Per Common Share:
Earnings (Loss) From Continuing Operations	$0.05	$(0.55)	$0.06	$(0.71)
Earnings (Loss) From Discontinued Operations	0.14	(0.00)	0.15	0.03
Basic Earnings (Loss) Per Share	$0.19	$(0.55)	$0.21	$(0.68)

Diluted Earnings Per Common Share:
Earnings (Loss) From Continuing Operations	$0.05	$(0.55)	$0.06	$(0.71)
Earnings (Loss) From Discontinued Operations	0.14	(0.00)	0.14	0.03
Diluted Earnings (Loss) Per Share	$0.19	$(0.55)	$0.20	$(0.68)

Weighted Average Common Shares
Outstanding:
Basic	111,034,000	100,884,000	108,746,000	100,743,000
Diluted	113,330,000	100,884,000	109,536,000	100,743,000

Other Data
Depreciation and Amortization	$15,928	$11,282	$53,949	$54,361
Deferred Income Taxes (Benefit)	21,489	(6,516)	21,569	(7,194)
Backlog at December 31			261,956	96,177

	As of	As of
Selected Balance Sheet Amounts	December 31, 2004	December 31, 2003
Cash	$143,161	$15,628
Working Capital (including cash)	152,202	37,321
Total Assets	704,787	620,831
Debt	81,180	123,728
Shareholders' Equity	450,728	377,071

	Set forth are the Company's results of operations and selected balance sheet amounts for the periods indicated
	(In thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
Reportable Segments	2004	2003	2004	2003
Total Segment Revenues
Offshore Construction Division
Gulf of Mexico	$27,974	$24,945	$65,076	$135,249
West Africa	597	10,169	7,469	100,039
Latin America	85,332	6,836	238,986	19,046
Asia Pacific	20,676	10,689	76,702	95,159
Middle East	21,100	(1,295)	29,600	72,842
Subtotal	155,679	51,344	417,833	422,335
Global Divers and Marine Contractors
Gulf of Mexico	13,945	6,838	38,169	33,289
West Africa	92	1,630	617	8,602
Latin America	5,563	710	13,854	1,303
Middle East	8,700	4,186	24,913	19,200
Subtotal	28,300	13,364	77,553	62,394
Total	$183,979	$64,708	$495,386	$484,729

Intersegment elimination	(12,764)	(6,847)	(32,055)	(25,700)
Total segment revenues from external customers	$171,215	$57,861	$463,331	$459,029

Income (Loss) from Continuing Operations
Before Income Taxes
Offshore Construction Division
Gulf of Mexico	$11,681	$(6,077)	$13,214	$(2,203)
West Africa	(7,898)	(6,031)	(22,655)	(26,405)
Latin America	5,380	(2,774)	26,430	(16,720)
Asia Pacific	3,119	(6,804)	(2,010)	(829)
Middle East	1,488	(3,616)	(5,716)	2,440
Subtotal	13,770	(25,302)	9,263	(43,717)
Global Divers and Marine Contractors
Gulf of Mexico	5,757	(759)	4,613	1,072
West Africa	(25)	337	(94)	1,906
Latin America	1,672	174	3,641	(337)
Middle East	241	222	4,086	3,022
Subtotal	7,645	(26)	12,246	5,663
Other	(138)	(34,826)	(347)	(34,231)
Total	21,277	(60,154)	21,162	(72,285)